[PENNSYLVANIA COMMERCE BANCORP LOGO]


                                    CONTACTS

Gary L. Nalbandian                                       Mark A. Zody
Chairman/President                                       Chief Financial Officer
                                 (717) 975-5630


                  PENNSYLVANIA COMMERCE BANCORP EARNINGS UP 44%
                              DEPOSITS INCREASE 26%

         October 20, 2004- Camp Hill, PA - Pennsylvania Commerce Bancorp, Inc. (NASDAQ Symbol: COBH) parent company of Commerce Bank/Harrisburg, N.A. reported record earnings and increased deposits, assets and loans for the third quarter of 2004, as announced today by Gary L. Nalbandian, Chairman of the bank holding company.



===============================================================================

                               SEPTEMBER 30, 2004
                       THIRD QUARTER FINANCIAL HIGHLIGHTS

                                                                  %
                                                             Increase(1)
                                                            ---------------

* Total Assets:                         $ 1.21 Billion                 26%

* Total Deposits:                       $ 1.12 Billion                 26%

* Total Loans (net):                    $  611 Million                 42%

* Total Revenues:                       $ 14.8 Million                 37%

* Net Income:                           $  2.2 Million                 44%

* Diluted Net Income Per Share:         $  0.86                        39%


(1) Compared to Third Quarter Ended September 30, 2003
===============================================================================

         In commenting on the Company's financial results, Company Chairman Nalbandian said, "Our core deposit growth of 29% and loan growth of 42% produced strong top line revenues of $14.8 million for the third quarter, up 37% over the third quarter of 2003."

Some of our third quarter 2004 financial highlights were:


     >> Net income increased 44% over the third quarter of 2003 to $2.2 million.

     >> Earnings per share rose 39% for the third quarter to $0.86 when compared to third quarter 2003.

     >> Total revenues increased $4.0 million, or 37%, for the third quarter of 2004 over the same period in 2003.

     >> Core deposits grew $247.2 million, or 29%, over the prior 12-month period.

     >>   Comparable store core deposits grew 25% over third quarter 2003.

     >>   Total loans grew $182.1 million, or 42%, for the prior 12 months.

     >> Net interest margin was 4.23% for the third quarter of 2004, up 16 basis points over the third quarter of 2003.

     >> The Company's total deposit cost of funds including non-interest-bearing demand deposits was 1.08% for the third quarter of 2004 compared to 1.17% for the third quarter of 2003.

     >> On September 29, 2004, Commerce Bancorp, Inc. of Cherry Hill, New Jersey purchased 100,000 shares of unregistered common stock of the Company for a per share price of $45.666 and an aggregate price of $4,566,600. In addition, the Company has filed a registration statement with the Securities and Exchange Commission for a proposed underwritten offering of 400,000 shares of its common stock, subject to market and other conditions.


Income Statement
----------------

                                  Three Months Ended                                      Nine Months Ended
                                      September 30,                                           September 30,
                  ---------------------------------------------------     --------------------------------------------------
                                                          %                                                      %
                       2004             2003          Increase                2004              2003          Increase
                  ---------------------------------------------------     --------------------------------------------------
                  (dollars in thousands, except per share data)           (dollars in thousands, except per share data)
Total Revenues:         $ 14,832        $ 10,799            37%                $ 42,743         $ 31,005             38%

Total Expenses:           10,890           8,213            33%                  31,456           22,668             39%

Net Income:                2,198           1,526            44%                   6,307            4,832             31%

Diluted Net
 Income Per Share:         $0.86           $0.62            39%                   $2.49            $1.97             26%


Balance Sheet
-------------
                          09/30/04            09/30/03              % Increase
                     ----------------------------------------------------------
                                        (dollars in thousands)

Total Assets:            $1,205,181          $ 957,970                   26%

Total Loans (net):          611,088            428,940                   42%

Core Deposits:            1,089,626            842,437                   29%

Total Deposits:           1,124,906            894,608                   26%




Shareholder Returns (Annualized)
--------------------------------
                                               As of September 30, 2004
                                        ---------------------------------------
                                         Commerce                 S & P Index
                                         --------                 -----------
           1 year                           +16%                      14%
           5 years                          +21%                      -1%
          10 years                          +21%                      11%




Total Deposits
--------------
         The Company's strong growth continues with total deposits at September 30, 2004 reaching $1.12 billion, a $230.3 million, or 26%, increase over total deposits of $894.6 million at September 30, 2003. The Company considers core deposits as all deposits other than public certificates of deposit and measures comparable store deposit growth as the annual percentage increase in core deposits for branch offices open two years or more.


                      09/30/04          09/30/03        $ Increase    % Increase
                      --------          --------        ----------    ----------
                                        (dollars in thousands)

Core Deposits:      $ 1,089,626        $ 842,437         $247,189          29%

Total Deposits:       1,124,906          894,608          230,298          26%

Core Deposits
-------------
         Core deposit growth by type of account is as follows:

                                                                   3rd Quarter 2004        Annual
                                  09/30/04         09/30/03          Cost of Funds        Growth %
                                  --------         --------          -------------        --------
                                                       (dollars in thousands)
Demand                              $ 189,636        $ 169,996           0.00%              12%

Interest Bearing Demand               426,511          298,949           1.22               43%

Savings                               302,379          242,786           1.03               25%
                               ---------------  ---------------   --------------------  -------------

      Subtotal                        918,526          711,731           0.87               29%

Time                                  171,100          130,706           2.41               31%
                               ---------------  ---------------   --------------------  -------------

      Total Core Deposits          $1,089,626         $842,437           1.00%              29%



         The Company's total deposit cost of funds including non-interest-bearing demand deposits was 1.08% for the third quarter of 2004 compared to 1.17% for the third quarter of 2003. Total cost of all funding sources was 1.33% for the third quarter of 2004 compared to 1.34% for the third quarter of 2003.


Net Income and Earnings Per Share
---------------------------------
         Net income totaled $2.2 million for the third quarter of 2004, up $672,000, a 44% increase over net income of $1.5 million as reported for the third quarter of 2003.

         Net income per share on a fully diluted basis for the third quarter was $0.86, a 39% increase over the $0.62 recorded for the same period a year ago.

                                        Three Months Ended                                      Nine Months Ended
                                            September 30,                                         September 30,
                           --------------------------------------------------    ------------------------------------------------
                                                                  %                                                   %
                               2004             2003           Increase             2004            2003           Increase
                           --------------------------------------------------    ------------------------------------------------
                           (dollars in thousands, except per share data)         (dollars in thousands, except per share data)
Net Income:                      $ 2,198          $1,526             44%             $ 6,307          $4,832              31%

Diluted Net Income
Per Share:                        $ 0.86          $ 0.62             39%              $ 2.49          $ 1.97              26%

         For the first nine months of 2004, net income totaled $6.3 million, up $1.5 million, or 31%, over net income of $4.8 million for the first nine months of 2003.

         Net income per share, on a fully diluted basis, was $2.49 for the first nine months of 2004, a 26% increase over $1.97 for the same period in 2003.


Total Revenues
--------------

                                   Three Months Ended                                      Nine Months Ended
                                      September 30,                                          September 30,
                  -----------------------------------------------------  -----------------------------------------------------

                     09/30/04          09/30/03           % Increase        09/30/04           09/30/03        % Increase
                  -----------------------------------------------------  -----------------------------------------------------
                                 (dollars in thousands)                                 (dollars in thousands)
Total Revenues:         $ 14,832          $ 10,799             37%         $ 42,743           $ 31,005              38%

         Total revenues (net interest income plus non-interest income) increased $4.0 million to $14.8 million, a 37% increase over the third quarter of 2003.

         Total revenues for the third quarter of 2004 resulted from a 46% increase in net interest income and an 11% increase in non-interest income over the third quarter of 2003.


Net Interest Income and Net Interest Margin
-------------------------------------------
         Net interest income for the third quarter of $11.9 million represented a 46% increase over the $8.2 million recorded in the third quarter of 2003. For the first nine months of 2004, net interest income totaled $34.5 million, up 44% over the $23.9 million recorded in the first nine months of 2003. The Company's strong, low-cost core deposit growth fueled volume increases in the level of interest earning assets, which resulted in the increase in net interest income for the quarter and the first nine months.

         The net interest margin for the third quarter of 2004 was 4.23% compared to 4.07% for the third quarter of 2003. The net interest margin for the first nine months of 2004 was 4.33%, up 15 basis points over the first nine months of 2003. The increase in net interest margin was primarily due to a decrease in the Company's cost of deposit funds to 0.97% during the first nine months of 2004 versus 1.36% for the same period in 2003.


Non-Interest Income
-------------------
         Non-interest income for the third quarter of 2004 was $2.9 million,up from $2.6 million for the third quarter of 2003, an 11% increase. Non-interest income for the first nine months of 2004 was $8.3 million, a 17% increase over the $7.1 million earned in the first nine months of 2003.

         The growth in non-interest income for the third quarter and the first nine months was reflected in increased deposit charges and service fees as more fully depicted below:

                                     Three Months Ended                                     Nine Months Ended
                                       September 30,                                           September 30,
                         ------------------------------------------------     -----------------------------------------------
                                                               %                                                       %
                               2004            2003        Increase                 2004            2003          Increase
                         ------------------------------------------------     -----------------------------------------------
                                    (dollars in thousands)                                (dollars in thousands)
Deposit Charges
& Service Fees                $ 2,707         $2,077          30%                 $ 7,465         $ 5,809             29%

Other Operating Income            242            572          (58)%                   786           1,247             (37)%
                         ------------------------------------------------     -----------------------------------------------

                              $ 2,949         $2,649          11%                 $ 8,251         $ 7,056             17%

Non-Interest Expenses
---------------------
         Non-interest expenses for the third quarter of 2004 were $10.9 million, up 33% from $8.2 million recorded in the third quarter of 2003. The increase in non-interest expenses for the third quarter is primarily a result of the Company's rapid growth during the last 12 months and also reflects infrastructure expenditures made by the Company to support future growth.

         The Company opened five new branch offices between mid-June 2003 and the end of December 2003, two of these representing the Company's initial entry into the Berks County market. Also, as of September 30, 2004, six of the Company's 23 branch offices were constructed within the past two years. As a result of this expansion and planned future growth, the Company has incurred increased expenses to construct the new branch offices and hire the appropriate personnel at all levels which allows it to continue to provide its high level of customer service and convenience.

Lending
-------
         Loans increased $182.1 million, or 42%, to $611.1 million from $428.9 million at September 30, 2003. This growth was represented across all loan categories as shown in the following table:

         The composition of the Company's loan portfolio is as follows:

                                                                     Loan Composition
                                                                     ----------------
                               09/30/04        % of Total         09/30/03        % of Total      $ Increase         % Increase
                           ---------------------------------    --------------    -------------   -----------------  --------------
                                                                    (dollars in thousands)
Commercial                        $ 158,941              26 %        $ 98,358               23 %          $ 60,583              62 %

Consumer                             99,576              16            61,264               14              38,312              63

Commercial Real Estate              270,422              44           200,681               46              69,741              35

Residential                          89,324              14            74,414               17              14,910              20
                           -----------------  --------------    --------------    -------------   -----------------  --------------

       Gross Loans                $ 618,263             100 %       $ 434,717              100 %         $ 183,546

       Less:  Reserves               (7,175)                           (5,777)                              (1,398)
                           -----------------                    --------------                    -----------------

       Net Loans                  $ 611,088                          $428,940                            $ 182,148              42%

Asset Quality
-------------
         Asset quality continues to be strong as non-performing assets and loans 90 days past due at September 30, 2004 totaled $2.4 million, or 0.20%, of total assets, versus $1.5 million, or 0.15%, of total assets one year ago. Net charge-offs as a percentage of average loans outstanding for the first nine months of 2004 were 0.13%, as compared to 0.14% for the same period last year.

         The Company's asset quality results are highlighted below:

                                                Nine Months Ended
                                                -----------------
                                           09/30/04           9/30/03
                                           --------           -------

Non-Performing Assets/Assets                  0.20%             0.15%
Net Loan Charge-Offs                          0.13%             0.14%
Loan Loss Reserve/Gross Loans                 1.16%             1.33%
Non-Performing Loan Coverage                   436%              472%
Non-Performing Assets/Capital
     and Reserves                                4%                3%


Investments
-----------
         The Company's investment portfolio increased by 25%, to $487.0 million from $391.1 million one year ago. The portfolio, consisting mainly of U.S. Government agency and mortgage-backed obligations, has a weighted average yield of 5.14% and a duration of 4.4 years as of September 30, 2004. The appreciation in the available for sale portfolio totaled approximately $390,000 at September 30, 2004.

Capital
-------
         On September 29, 2004, Commerce Bancorp, Inc. of Cherry Hill, New Jersey purchased 100,000 shares of unregistered common stock of the Company for a per share price of $45.666 and an aggregate price of $4,566,600.

         The Company's capital ratios at September 30, 2004 were as follows:

                                                         Regulatory Guidelines
                                          Commerce        "Well Capitalized"
                                          --------        ------------------
         Leverage Ratio                     6.21%                5.00%
         Tier 1                             9.36                 6.00
         Total Capital                     10.26                10.00


         The Company has filed a registration statement with the Securities and Exchange Commission for a proposed underwritten offering of 400,000 shares of its common stock, subject to market and other conditions.

         Stockholders' equity at September 30, 2004 totaled $61.9 million, an increase of 30%, over stockholder's equity of $47.7 million at September 30, 2003. Return on average stockholders' equity ("ROE") for the third quarter of 2004 was 15.75% as compared to 13.28% for the third quarter of 2003. ROE for the first nine months of 2004 was 15.91% compared to 14.30% for the first nine months of 2003.

         Effective as of the open of market on October 13, 2004, the Company's common stock began trading on the NASDAQ Stock Market's National Market System. Previously, the common stock was quoted on the NASDAQ's Small Cap Market.


Retail Activities
-----------------
     >> In the second quarter, the Company began construction on a new branch office in Lebanon, PA. This will be the second office for Commerce located in Lebanon County and the 24th office overall for the Company. Grand opening celebrations will be held in the fall of 2004.

     >> "Same store core deposit growth" at September 30, 2004 was 25% compared to the same period one year ago.

     >> Commerce continues its leading role in on-line banking with its penetration rate of 38%.

     >> Commerce serves customers in Cumberland, Dauphin, Lebanon, York, and Berks counties.

     >> Commerce operates under a Network Agreement with Commerce Bancorp (NYSE: CBH) in Cherry Hill, N.J.

                FORWARD-LOOKING STATEMENTS AND OTHER INFORMATION

         The Company may from time to time make written or oral "forward-looking statements," including statements contained in the Company's filings with the Securities and Exchange Commission, in its reports to stockholders and in other communications by the Company, which are made in good faith by the Company pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.

         These forward-looking statements include statements with respect to the Company's beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risks and uncertainties and are subject to change based on various factors (some of which are beyond the Company's control). The words "may", "could", "should", "would", "believe", "anticipate", "estimate", "expect", "intend", "plan" and similar expressions are intended to identify forward-looking statements. The following factors, among others, could cause the Company's financial performance to differ materially from that expressed in such forward-looking statements: the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary and fiscal policies, including interest rate policies of the Board of Governors of the Federal Reserve System (the "FRB"); inflation; interest rate, market and monetary fluctuations; the timely development of competitive new products and services by the Company and the acceptance of such products and services by customers; the willingness of customers to substitute competitors' products and services for the Company's products and services and vice versa; the impact of changes in financial services' laws and regulations (including laws concerning taxes, banking, securities and insurance); the impact of the rapid growth of the Company; the Company's dependence on Commerce Bancorp, Inc. to provide various services to the Company; changes in the Company's allowance for loan losses; effect of terrorists attacks and threats of actual war; unanticipated regulatory or judicial proceedings; changes in consumer spending and saving habits; and the success of the Company at managing the risks involved in the foregoing.

         The Company cautions that the foregoing list of important factors is not exclusive. The Company does not undertake to update any forward-looking statements, whether written or oral, that may be made from time to time by or on behalf of the Company.

         The common stock offering referred to in this press release may be made only by means of a prospectus. When available, copies of the preliminary prospectus relating to the offering may be obtained from Sandler O'Neill & Partners LLP, 919 Third Avenue, 6th Floor, New York, New York 10022. A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time that the registration statement becomes effective. This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.